Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS UPDATES RESULTS

FOR THE THIRD QUARTER

Princeton, NJ – November 10, 2009 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced that subsequent to the release of its earnings for the third quarter on November 3, 2009, Heartland engaged in settlement discussions that resulted in an increase in settlement offers made to certain claimants in an attempt to resolve certain of the claims asserted against Heartland relating to the criminal breach of Heartland’s payment systems environment (the “Processing System Intrusion”). Heartland believes that SFAS No.5, “Accounting for Contingencies” (ASC 450-20) requires it to increase its Reserve for Processing System Intrusion from the amount included in the financial results reported in Heartland’s November 3, 2009 earnings release to reflect this increase in such settlement offers. As a result of the increase in this reserve, Heartland reported in its Form 10-Q, which was filed with the SEC yesterday, a GAAP net loss for the quarter ended September 30, 2009 of $37.1 million, or $0.99 per share, and a GAAP net loss for the nine months ended September 30, 2009 of $42.2 million, or $1.12 per share. Results for the quarter are after $73.3 million (pre-tax), or $1.22 per share, of various expenses, accruals and reserves, all of which are attributable to the Processing System Intrusion, including charges related to settlement offers made by Heartland in attempts to resolve certain Processing System Intrusion related claims and expected costs of settling certain other claims as to which settlement discussions between Heartland and the claimants are underway. Such expenses, accruals and reserves for the nine month period totaled $105.3 million (pre-tax) or $1.74 per share. The increase in the Reserve for Processing System Intrusion has no impact on the Adjusted Net Income and Earnings per Share reported in the November 3, 2009 earnings release.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the risks that the settlement offers we have made may not be accepted by the claimants and that settlement discussions may not result in settlements, the risk that the Reserve for Processing System Intrusion may prove inadequate and actual results may differ from those projected since such reserve is merely an estimate and may not be correct, the significantly unfavorable economic conditions confronting the United States, the risk that we may not be successful in developing and marketing new products, systems and services, including without limitation our anticipated end to end encryption system and the risk that the results and effects of the security breach of our processing system on our results of operations and financial condition may be materially adverse, including, the fact that we expect to incur costs for remedial actions, legal fees and crisis management services that are expected to be material and could adversely impact our operations, financial condition and cash flow, the risk that we may incur material losses related to the claims that have been asserted, or may be asserted, against us arising out of the security breach, the extent of cardholder information compromised and consequences to our business including effects on merchant acquisition and retention and sales and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com